Exhibit 10.7

NORTH PASTURE AREA PARTICIPATION AGREEMENT

This North Pasture Area Participation Agreement (hereinafter “Agreement”) is entered into by and between Global Oil and Gas Resources, Inc., whose address is Spring, Texas 77379 (hereinafter “PARTICIPANT”) and Mogul Energy International, Inc. (hereinafter “Mogul”), whose address 2500 Wilcrest Dr., Ste. 405, Houston, TX 77042, and shall be effective as of the 8th day of December, 2010 (hereinafter the “Effective Date”).

WITNESSETH:

WHEREAS, MOGUL is in the process of acquiring certain leasehold interest in the oil and gas leases within the lands area described in Exhibit “A” attached hereto and made a part hereof (hereinafter the “Leases”);

WHEREAS, PARTICIPANT desires to acquire a working interest in a portion of the Leases, in the manner provided for in this Agreement, and desires to enter into this Agreement for the purposes of joining MOGUL in the exploration and development of the Leases;

WHEREAS, MOGUL agrees to sell to PARTICIPANT a certain interest the oil and gas leases, leasehold rights, and rights to participate in the development of oil, gas and other related substances (such oil and gas leases, leasehold rights, and rights to participate in the development of oil, gas and other related substances being hereinafter called “Oil and Gas Rights”) in the Leases.

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and other good and valuable consideration, the sufficiency of which is acknowledged, PARTICIPANT and MOGUL agree as follows:

I.
ACQUISITION TRANSACTIONS

MOGUL shall purchase Oil and Gas Rights in the Contract Acreage Area identified in Exhibit “A” attached hereto and made a part hereof.  Simultaneously with the execution of this Agreement by both PARTICIPANT and MOGUL, PARTICIPANT agrees to pay to MOGUL the following: Eighty Four percent (84.00%) of the proposed Authorization for Expenditure (AFE) costs for its proportional interest in the Oil and Gas Rights in the Leases and its share in the Drilling and Completion costs of one (1) vertical well (the “Initial Prospect Well”) to a proposed depth of 7,850 feet so as to test the Frio Formation, for Six Hundred Twenty Two Thousand Six Hundred Thirty Three Dollars and 00/100 ($622,633.00).  PARTICIPANT agrees to make this payment in the following phases:

A.)	Eighty Eight Thousand Two Hundred Dollars ($88,200) upon execution of the Definitive Agreement and Joint Operating agreement;

B.)	Three Hundred Eight Thousand Two Hundred Eighty Dollars ($308,280) or the equivalent percentage upon the final AFE amount for drilling costs thirty (30) days prior to spudding the well;

C.)
Two Hundred Twenty Six Thousand One Hundred Fifty Three Dollars ($226,153) or the equivalent percentage upon the final AFE amount for the completion costs within three (3) days if and when the operator decides to complete the well.

PARTICIPANT shall earn sixty three percent (63.00%) of the rights, title, and interest in and to the Oil and Gas Rights in the Leases acquired within the unit area and shall be responsible for the same sixty three (63%) percent costs after completion.  PARTICIPANT and MOGUL agree to execute such assignments of the Oil and Gas Rights to vest PARTICIPANT with such sixty three percent (63.00%) working interest, upon receipt of the first two payments above and subject to Article IX below.

If MOGUL acquires only partial leases covering the Initial Prospect Well or none of the leases within the area described in Exhibit “A”, the following shall apply:

A.)
Partial acquisition: (but still enough to drill the Initial Prospect Well) – if there are funds remaining after the acquisition of leases in the area, as defined in Exhibit “A”, PARTICPANT will be refunded any proportional funds not already spent, less any pending costs related to the lease acquisition efforts.

B.)
Not able to secure any leases within the area described in Exhibit “A” – PARTICPANT will be proportionally refunded all remaining monies paid, less any pending costs related to the lease acquisition efforts within this area.  Alternatively, PARTICPANT, at their option, may apply those funds to another MOGUL project.  Additional payments for the Initial Prospect Well, as called for in this Agreement, are also voided.

II.
DRILLING OPERATIONS ON PROSPECT WELLS

On or before February 1, 2011 or as soon as practical after a permit has been issued and any and all potential unit issues have been resolved, MOGUL agrees to drill the Initial Prospect Well, which is contemplated to be a vertical well to test the Frio formation, which will be referred to as the North Pasture Well # 1.  PARTICIPANT shall pay Eighty Four percent (84.00%) of the costs through completion of the Initial Prospect Well to receive its sixty three percent (63.00%) working interest in the Initial Prospect Well.

Following the drilling and completion operations of the Initial Prospect Well, if it is determined by MOGUL that subsequent wells are necessary, then PARTICIPANT has the right and option to participate in the drilling of up to two (2) additional prospect wells (the “Additional Prospect Wells”).  PARTICIPANT shall pay Eighty Four percent (84.00%) of the costs, through completion, to drill and complete the Additional Prospect Wells to receive its sixty three percent (63.00%) working interest.  Thereafter each Subsequent Well (as defined in Article IV), PARTICIPANT shall pay sixty three percent (63.00%) for its sixty three percent (63.00%) working interest in each well.

III.
CONSEQUENCES OF FAILURE TO CONDUCT
 DRILLING OPERATIONS ON ADDITIONAL PROSPECT WELLS

In the event PARTICIPANT fails to participate in and submit its payment when due on any Additional Prospect Well, PARTICIPANT shall forfeit its rights, title, and interest in the Oil and Gas Rights in the Leases that it may have and hold under any Leases outside the bounds of existing units previously drilled and completed within or partially within AMI Land area as defined herein.  At such time PARTICIPANT forfeits any rights, title, and interests in the Oil and Gas Rights in the Leases, PARTICIPANT shall immediately re-assign to MOGUL all rights, title and interests outside those existing units in which PARTICPANT participated.  Afterwards, PARTICIPANT shall have no further rights, title and interests in those Oil and Gas Rights in the Leases re-assigned to MOGUL by PARTICIPANT pursuant to this Article III.  Further, PARTICIPANT shall have no further rights to any future wells drilled in this area pursuant to this Agreement and the AMI (described below) shall automatically terminate.

IV.
DRILLING OPERATIONS ON SUBSEQUENT WELLS

Prior to proposing any Additional Prospect Wells or Subsequent Wells within the AMI Land area, as defined in Article VI below, MOGUL shall confer with PARTICIPANT and review all technical data currently available to best determine any future drilling opportunities.  Additional Prospect Wells or Subsequent Wells may then be proposed by MOGUL to PARTICIPANT to consider for participation.  MOGUL, upon securing a final AFE, shall submit to PARTICIPANT said AFE for approval, and PARTICIPANT shall have up to thirty (30) days to make its election to participate in such future well or wells. If approval is granted by PARTICIPANT, then PARTICIPANT’s share of all funds necessary to drill and complete the Subsequent Well shall be deposited by PARTICIPANT in the operating account of MOGUL simultaneously at such time approval is granted.  In the event PARTICIPANT does not approve the AFE for any Subsequent Well and/or does not make the required AFE payment within the allotted thirty (30) days, then PARTICIPANT shall forfeit all of its right, title and interests in any leases or tracts of land it would have earned under the Subsequent Well and MOGUL shall have the right to fund such well at its sole discretion.  At such time PARTICIPANT forfeits any rights, title, and interests in the Oil and Gas Rights in the Leases, PARTICIPANT shall immediately re-assign to MOGUL all rights, title and interests outside those existing units in which PARTICIPANT participated.  Afterwards, PARTICIPANT shall have no further rights, title and interests in those Oil and Gas Rights in the Leases re-assigned to MOGUL by PARTICIPANT pursuant to this Article IV.  Notwithstanding anything to the contrary, PARTICIPANT shall have no obligation to approve an AFE presented by MOGUL or fund its portion of a Subsequent Well, and PARTICIPANT will have no liability in the event it chooses not to approve an AFE or fund its portion a Subsequent Well thereafter.

V.
NET REVENUE INTEREST

The net revenue interest in the Oil and Gas Rights in the Leases shall be x percent (x%).  In the event there is any outstanding interest acquired under the existing tracts of land in the Leases described on Exhibit “A”, PARTICIPANT’S share of such interest shall be delivered to PARTICIPANT at x percent (x%) Net Revenue Interest.  Other interests acquired shall be covered under the AMI described below.

VI.
AREA OF MUTUAL INTEREST

PARTICIPANT and MOGUL hereby designate an AMI covering a one mile distance from the North Pasture Contract Acreage Area of San Patricio County, Texas (the “AMI Land”), as defined in Exhibit “A”.  The AMI shall exist for a term of two (2) years from the Effective Date of this Agreement.  If PARTICIPANT (acquiring party) acquires any rights, title and interests in any leases or tracts of land within or partially within the AMI Land, subject to this Agreement or not, then the acquiring party shall give the non-acquiring party (whether one or more) notice by facsimile, e-mail, or other means of transmission through which a receipt showing that notice was given may be obtained stating the acquisition price, the number of acres acquired, and other relevant details about such acquisition, and providing a copy of the instrument(s) evidencing such acquisition.  The non-acquiring party shall have fifteen (15) days after receipt of such notice to elect to acquire its proportionate share of the rights, title and interests in such AMI Land by paying its proportionate share of the actual out of pocket acquisition cost, with no overhead or other similar charge to be made by the acquiring party.  If the non-acquiring party does not make payment within the fifteen (15) day period, then the non-acquiring party shall forfeit all of its right, title and interests in any leases or tracts of land it would have earned in the acquired AMI Land.  All actual out of pocket acquisition costs for any rights, title and interests acquired within the AMI by the acquiring party, including but not limited to bonuses and other payments for acquisition, recording fees, broker fees paid to unrelated parties, attorney fees for title opinions and other matters, and title curative, shall be borne by the parties herein according to each of their respective working interest shares, assuming each consents to acquire its proportionate share.  All acreage acquired by Mogul within the AMI Land shall be offered to PARTICIPANT on the same promotional basis as outlined in Paragraph II above.  Nothing in this Agreement shall be deemed to create a partnership or a joint venture between PARTICIPANT and MOGUL.

VII.
AGREEMENTS

The Oil and Gas Rights in the Leases shall be subject to the terms and provisions of the following agreements:

(a)	The JOA; and

(b)	Instruments creating the Oil and Gas Rights in the Leases; and

(c)	Agreements relating to sale of production from the Leases; and

(d)	Agreements to which Oil and Gas Rights in the Leases are subject to when acquired.

The parties’ interests shall be subject to all of the agreements identified above as well as any other agreement(s) which affect Oil and Gas Rights in the Leases.  To the extent that the terms of any such agreements conflict with the terms of this Agreement, this Agreement shall control unless the terms of such other agreement control by operation of law or otherwise.

VIII.
DEPTH LIMITATION

There are no depth limitations; provided, however, PARTICIPANT and MOGUL shall be subject to depth limitations imposed by instruments creating Oil and Gas Rights in the Leases.

IX.
ASSIGNMENT

Any assignment of the Leases shall be without warranty, and equipment and other personal property, if any, shall be assigned on an “AS IS, WHERE IS” basis negating any express or implied warranty of merchantability or fitness for a particular purpose.  The effective date of the assignment shall be the same as the effective date of the acquisition of Oil and Gas Rights in the Leases.  The form of assignment shall be the same form as is attached as Exhibit “C” and made a part of this Agreement.

X.
OPERATIONS

Operations on the Leases shall be conducted in accordance with the terms of the JOA attached as Exhibit “B.”  MOGUL, or its designated operator, shall be named operator.  PARTICIPANT shall be obligated to pay its share of operating expenses on all active wells in which PARTICIPANT owns a working interest as provided for in the JOA.

MOGUL agrees to have a pre spud technical meeting to review the technical drill plans with PARTICPANT. MOGUL further agrees to share all technical data during and after drilling with PARTICPANT including logs, daily drilling reports and any test results.   PARTICPANT agrees to keep all data confidential until MOGUL agrees to its release.

XI.
TERM

The term of this Agreement shall be concurrent with the term of the Oil and Gas Rights in the Leases; provided, however, if the rights expire prior to the AMI then the term of this agreement shall be concurrent with the term of the AMI as stated in section VI.

XII.
NOTICES

All information, notices, or other correspondence provided for in this Agreement shall be given as follows:

Global Oil and Gas Resources, Inc.	Mogul Energy International, Inc.
2500 Wilcrest Dr., Ste. 405
Spring, Texas 77379	Houston, TX 77042

Attention: T. Guidish	Attention: Tim Turner
Tel. No.:	Tel. No.: 713-784-2446
Fax No.:	Fax No.:
Cell No.:	Cell No.:
E-mail:	E-mail:

XIII.
MISCELLANEOUS

Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver or any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Headings.  The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Provisions Binding.  The provisions of this Agreement shall be binding upon and inure to the benefit of MOGUL and PARTICIPANT, and their respective successors, legal representatives and assigns.

Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law provisions.

Attorney’s Fees.  In the event any legal action, mediation, arbitration or any other proceeding is instituted in order to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover, as an item of its costs, its reasonable attorney’s fees and other expenses incurred in such action.

Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

Construction.  MOGUL and PARTICIPANT have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Assignment shall be construed as if drafted jointly by MOGUL and PARTICIPANT and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Counterparts; Facsimile/Email Transmission.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Each party to this Agreement agrees that its own facsimile and/or emailed signature will bind it and that it accepts the facsimile and/or emailed signature of the other party to this Agreement.

No Partnership or Joint Venture.  Neither this Agreement of the Operating Agreement entered into by MOGUL and PARTICIPANT is intended to create, nor shall the same be construed as creating a mining partnership, commercial partnership, or any other partnership or joint venture relationship or other association whereby the parties are jointly liable.  Rather, it is the intent and purpose of this Agreement to create a relationship which is limited to the exploration, development and extraction of oil and/or gas for sale.  The liability of the Parties shall be several and not joint or collective.

Cooperation.  The Parties will cooperate as necessary to complete any documents or agreements required to accomplish this Agreement.

Covenants Running with the Leases.  All covenants and agreements of the Parties set forth in this Agreement shall be deemed covenants running with the lands covered by the Subject Leases.

IN WITNESS WHEREOF, this Agreement has been executed as of the dates of acknowledgments of the parties but shall be effective as of the Effective Date first above written.

SIGNATURES

Mogul Energy International, Inc.	Global Oil and Gas Resources, Inc.

/s/ Timothy J. Turner	/s/ Tom Guidish
Tim Turner	Tom Guidish

Its: Executive Vice President	Its: Chief Executive Officer

ACKNOWLEDGMENTS

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me this ______ day of ____________, 2010 by Tim Turner of MOGUL Energy International, Inc.

My Commission Expires:
Notary Public in and for the State of Texas

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me this ______ day of ____________, 2010 by _____________________________ of PARTICIPANT.

My Commission Expires:
Notary Public in and for the State of Texas

Exhibit “A”

Attached to and made part of that certain North Pasture Area Participation Agreement dated December 08, 2010 by and between Mogul Energy International, Inc., Operator and PARTICIPANT.

CONTRACT ACREAGE AREA

Portions of the: Toyah C. IRR. Co. Survey, A-xx – Section x of the George H. Paul Subdivision of the J. J. Welder Ranch

Portions of the: Toyah C. IRR. Co. Survey, A-x – Section x of the George H. Paul Subdivision of the J. J. Welder Ranch

Portions of the: John Pollan Survey, A-xx

All Located in San Patricio County, Texas containing approximately 480 acres.

Exhibit “B”

Joint Operating Agreement Attached to and made part of that certain North Pasture Area Participation Agreement dated December 08, 2010 by and between Mogul Energy International, Inc., Operator and PARTICIPANT.

See Attached Electronic PDF File

Exhibit “C”

Attached to and made part of that certain North Pasture Area Participation Agreement dated December 08, 2010 by and between Mogul Energy International, Inc., Operator and PARTICIPANT, Non-Operator.

FORM OF ASSIGNMENT

ASSIGNMENT OF OIL, GAS AND MINERAL INTERESTS

STATE OF TEXAS	§
§
COUNTY OF SAN PATRICIO	§

This Assignment of Oil, Gas and Mineral Interests (this “Assignment”) dated ________ ____, 20__, is by and between Mogul Energy International, Inc, a Corporation, whose corporate address is 2500 Wilcrest Dr., Ste. 410, Houston, TX 77042 (“Assignor”), and PARTICIPANT, whose address is 6106 Post Oak Court, Spring, TX 77379 (“Assignee”). Assignor and Assignee are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

FOR and in consideration of TEN and NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and provisions hereinafter set forth, Assignor has GRANTED, BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED and DELIVERED and by these presents does hereby GRANT, BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY and DELIVER unto Assignee, its successors and assigns, an undivided Sixty Three percent (63.00%) of Assignor’s right, title and interest in and to the oil, gas and mineral leases and other interests described in Exhibit “A” attached hereto (the “Interests”).

TO HAVE AND TO HOLD the Interests, together with a like share of all other rights appurtenant thereto, unto Assignee, its successors and assigns forever, subject to the following:

1.
This Assignment is subject to the terms and provisions of that certain North Pasture Area Participation Agreement dated _____________ ___, 2010, by and between Assignor and Assignee (the “Participation Agreement”), and nothing in this Assignment shall operate to limit, release, or impair any of Assignor's or Assignee's respective rights and obligations in the Participation Agreement.  To the extent the terms and provisions of this Assignment conflict with the terms and provisions of the Participation Agreement, the terms and provisions of the Participation Agreement shall control.

2.
This Assignment is subject to the terms and provisions of that certain Operating Agreement dated __________________ ___, 2010, by and between Mogul Energy International, Inc, as Operator, and PARTICIPANT, as Non-Operator (the “Operating Agreement”).  To the extent the terms and provisions of this Assignment conflict with the terms and provisions of the Operating Agreement, the terms and provisions of the Operating Agreement shall control.

3.	This Assignment is subject to the terms and provisions of all applicable easements, rights of way, and pooling and unitization agreements of record.

4.	This Assignment is made without warranty of title, express, implied, statutory or otherwise.
5.
The Parties agree to execute, acknowledge and deliver such further agreements, instruments, notices, stipulations and/or conveyances as may be necessary to accomplish the intents and purposes of this Assignment

6.	This Assignment binds and inures to the benefit of the Parties and their respective successors and assigns.

7.
This Assignment may be executed in counterparts, each of which shall be deemed to be an original for all purposes, and all of which, when taken together, shall constitute one and the same instrument.  Neither Party shall be bound by the terms hereof unless and until all Parties have executed a counterpart original.

IN WITNESS WHEREOF, this Assignment is executed on the dates set forth in the acknowledgments below, but shall be effective as to each of the Interests as of the effective date of acquisition of such Interests by Assignor.

ASSIGNOR:

Mogul Energy International, Inc.

By:
Tim Turner

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me this ______ day of ____________, 2010 by Tim Turner of Mogul Energy International, Inc.

My Commission Expires:
Notary Public in and for the State of Texas